Exhibit 11.1

   Computation of Net Income (Loss) Per Common and Common Equivalent Share (unaudited)
   (Dollar amounts and shares in 000's, except per share amounts)


                                             Three Months Ended
                                                  March 31,
                                              1997        1996
                                            -------     -------

   Net income (loss)                         $  84      ($2,156)

   Preferred stock dividend
      requirement (Series C)                    -           (37)

   Earnings attributable to preferred
      holders (Series E)                     $ (68)           -
                                             ======      ========
  Net income (loss) available
     to common stock shareholders            $  16       ($2,193)
                                             ======      ========
   Average common and
      common equivalent
      shares outstanding (1)                 8,874        8,666

   Net income (loss) per
      common and common
      equivalent share                       $0.00       ($0.25)
                                             ======     ========

   (1) Common stock equivalents have been excluded since the effect on net income per share of their inclusion would be antidilutive.

                                   E - 1
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